Exhibit 10.4(j)

SEPARATION, NON-DISPARAGEMENT, & GENERAL RELEASE AGREEMENT

The following Separation, Non-Disparagement, and General Release Agreement (the "Agreement") is hereby entered into between David Anderson (“I”, "me" or “Employee”) and Nielsen Holdings plc (“Employer”).

WHEREAS, effective December 31, 2019, Employee resigned his employment from the Company without Good Reason as defined in Article II, Section (o) of the Nielsen Holdings plc Severance Policy For Section 16 Officers and United States-Based Senior Executives (the "Policy");

WHEREAS, since Employee resigned his employment without Good Reason, his separation is not a Qualifying Termination as defined in Article II, Section (t) of the Policy;

WHEREAS due to his resignation without Good Reason (and not as result of Retirement as may be set forth in any of the agreements described in Section 2(B) below), Employee is not entitled to any severance benefits pursuant to the Policy or any other Company policy;

WHEREAS, the parties to this Agreement desire to enter into an agreement in order to provide separation pay and benefits to Employee in exchange for entering into this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter provided and of the actions taken pursuant thereto, the parties agree as follows:

Section 1

A.Separation Date / Final Pay. My separation of employment is effective on December 31, 2019 (“Separation Date”). Regardless of whether I sign this Agreement, I will be paid all earned and unpaid wages, less applicable deductions, in my final paycheck, or in accordance with applicable law.

B.Separation Benefits. In exchange for this Agreement, and in accordance with this Agreement’s terms and in complete settlement of any and all claims (known or unknown) that I may have against the Employer, the Employer agrees I will be entitled to the following:

(i)the gross sum of One Million Three Hundred Thousand Dollars and Zero Cents ($1,300,000.00), subject to all applicable taxes and withholding (the “Separation Payment”);

(ii)the number of my unvested performance-based restricted stock units granted to me pursuant to that Performance Restricted Stock Unit Grant Agreement (Revenue CAGR) dated March 1, 2019 (the "PRSU CAGR Grant Agreement"), granted under the Amended and Restated Nielsen 2010 Stock Incentive Plan (the "Plan") had my termination of employment with Employer been terminated by Employer for reasons other than "Cause" (as that term is defined in the Policy) rather than my resignation, payable in such number and at such time as determined in accordance with the terms of the PRSU CAGR Grant Agreement and the Plan (including, but not limited to, the attainment of relevant performance criteria as set forth in the PRSU CAGR Grant Agreement);

(iii)the number of my unvested performance-based restricted stock units granted to me pursuant to that Performance Restricted Stock Unit Grant Agreement (Cumulative EPS) dated March 1, 2019 (the "PRSU EPS Grant Agreement"), granted under the Plan had my termination of employment with Employer been terminated by Employer for reasons other than "Cause" (as that term is defined in the Policy) rather than my resignation, payable in such number and at such time as determined in accordance with the terms of the PRSU EPS Grant Agreement and the Plan (including, but not limited to, the attainment of relevant performance criteria as set forth in the PRSU EPS Grant Agreement);

(iv) the number of my unvested stock units granted to me pursuant to that Restricted Stock Unit Grant Agreement with an October 26, 2018 grant date  (the "2018 RSU Grant Agreement"), granted under the Plan had my termination of employment with Employer been terminated by Employer for reasons other than "Cause" (as that term is defined in the Policy) rather than my resignation, payable in such number and at such time as determined in accordance with the terms of the 2018 RSU Grant Agreement and the Plan;

(v)the number of my unvested stock units granted to me pursuant to that Restricted Stock Unit Grant Agreement with a March 1, 2019 grant date (the "2019 RSU Grant Agreement"), granted under the Plan had my termination of employment with Employer been terminated by Employer for reasons other than "Cause" (as that term is defined in the Policy) rather than my resignation, payable in such number and at such time as determined in accordance with the terms of the 2019 RSU Grant Agreement and the Plan, which, for the avoidance of doubt, shall be calculated based upon the number of days that I was employed from the Grant Date to my Separation Date (rather than from the “immediately prior Vesting Date” to my Separation Date); and

(vi)all performance stock options units granted to me pursuant to that Performance Stock Option Agreement with an October 26, 2018 grant date (the "PSO Grant Agreement"), granted under the Plan shall be forfeited and cancelled for no consideration effective as of the Separation Date.

I understand and agree that this Separation Payment and treatment of my equity awards under the Plan as set forth in this Section 2(B) are benefits I am otherwise not entitled to receive, and that they are being offered only in exchange for my agreement to the release of claims below. Provided that I have signed and not revoked this Agreement and the revocation period described in Section 5(E) has expired within 30 days of the Separation Date, the Separation Payment will be paid in two installments: (1) the first installment equal to Five Hundred Sixty

Thousand Dollars and Zero Cents ($560,000.00) shall be paid on the later of January 9, 2020 or two (2) days following the expiration of the revocation period, and (2) the second installment equal to the remainder of the Separation Payment shall be paid six months and one day after the Separation Date. [I agree that if I timely elect COBRA coverage, it shall be entirely at my expense.]

C.Benefit Participation. To the extent I participated in any employee welfare benefit plans, retirement plans, 401(k) plans, profit sharing plans, stock option plans or any other similar benefit program, my right to continue participation, vesting, distribution or other rights shall be governed and controlled by the specific terms, conditions and requirements of such plans, except as otherwise provided in Section 1(B) above.

D.No Further Compensation or Benefits.  Other than the above, I will not receive any other or additional compensation, pay or benefits or benefit coverage under any other Employer health or benefit plans, and specifically agree and acknowledge that I am not entitled to nor will I receive any bonus.

Section 2

A.In General.I irrevocably and unconditionally release the Released Parties listed in Section 2(D) from all the claims described in Section 2(B) and 2(C) of this Agreement, whether known or unknown. However, I am not releasing my right to enforce this release or any other claims that cannot be lawfully waived, as further described below.

B.Claims Released Other Than Age Discrimination Claims.Subject only to the exception noted in Section 2(A), I, on behalf of my heirs, spouse and assigns, hereby completely release and forever discharge the Released Parties listed in Section 2(D) from any and all claims, known or unknown, based on any act or omission occurring before and including the date of my signing this Agreement, to the fullest extent allowed by law (“Released Claims”). These include, but are not limited to, claims that in any way relate to: (i) my employment with the Employer, or the termination of that employment, such as claims for compensation, lost wages, unused accrued vacation, personal, or sick pay; (ii) the design or administration of any employee benefit program; (iii) compensation or benefits under any other agreement I have entered with the Employer, except as otherwise provided in this Agreement; (iv) any rights I may have to the Separation Payment or similar benefits; or (v) any claims to attorneys’ fees. I understand that the claims I am releasing might arise under many different laws, including, but not limited to, the following:

Antidiscrimination statutes, such as Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination against the disabled; the New York State Human Rights Law; the New York City Human Rights Law; the New York Labor Law; the New York State Civil Rights Law; Article 23-A of the New York State Corrections Law; Section 125 of the New York Workers'

Compensation Law; the New York City Earned Safe and Sick Time Act and any other federal, state, or local laws prohibiting employment discrimination or wrongful termination.

Other laws, such as federal, state, or local law restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, or local laws providing recourse for alleged wrongful discharge, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, retaliation, and similar or related claims.

C.Release of Age Discrimination Claims. I agree to waive claims of age discrimination under the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protections Act (“OWBPA”), which prohibits discrimination on the basis of age (age 40 and over).

D.Released Parties. The Released Parties are the Employer, all of its past and present parent companies, subsidiaries, affiliates, related entities, and each of their employees, officers, agents, attorneys, directors, shareholders, insurers, and employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), including but not limited to The Nielsen Company (US), LLC, except that with respect to parties not affiliated with the Employer, the release shall be limited to matters pertaining to my employment with and departure from the Employer..

E.Rights Not Released or Waived.I understand that no provisions in this Agreement are intended to limit my right to file claims that may not be legally waived, including for workers’ compensation due to a workplace injury, or to challenge the validity of this Agreement under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act. I further understand that I will have the same level and scope of D&O insurance coverage as all other current Executive Officers, as well as any rights to indemnification currently available to Executive Officers; provided, however, I further understand that I will not be covered under any Connect D&O insurance policy effective January 1, 2020 or thereafter, nor will I be indemnified as Connect Executive Officers.

F.Administrative Charges.I also understand I do not waive the right to file a charge of discrimination or other claim of unlawful behavior with the Equal Employment Opportunity Commission, Department of Labor, National Labor Relations Board or other governmental agency. I understand that I retain the right to participate in investigations conducted by such agencies. Nonetheless, I release any right to recover monetary damages from the Employer through any charge or claim I file or that an agency or anyone else files on my behalf.

Section 3

A.Pursuit of Released Claims.I represent that I will not in the future, directly or indirectly, file any lawsuit against the Released Parties based on the Released Claims. I agree to execute all documents necessary to request dismissal or withdrawal, or to opt-out of such claims with prejudice.

B.Employer Property.I will promptly return to the Employer all files, memoranda, documents, records, copies of the foregoing, keys, and any other property of the Employer in my possession.

C.Taxes.I am responsible for paying any taxes on amounts I receive because I signed this Agreement and I agree that the Employer is to withhold all taxes it determines it is legally required to withhold.  Employer and its agents and attorneys, make no representation as to the tax consequences or liability arising from Employer’s payment of the compensation and benefits under Section 1.  The parties agree that any tax consequences or liability arising from Employer’s payment of the compensation and benefits under Section 1 shall be the sole responsibility of Employee.  Should any state or federal taxing authority determine that any or all of the compensation or benefits constitute income subject to withholding under any federal or state law, including, without limitation, income tax, social security, and unemployment insurance laws, then Employee agrees to indemnify and hold the Released Parties harmless from any and all tax liability, including, without limitation, taxes, levies, assessments, fines, interest, costs, expenses, penalties, and attorneys’ fees.

D.Ownership of Claims. I have not assigned or transferred any claim I am releasing, nor have I purported to do so.

E.Nonadmission of Liability/Agreement Is Not Evidence. Both the Employer and I agree not to assert that this Agreement is an admission of liability or wrongdoing by me, the Employer, or the Released Parties.  The Employer and I further agree that this Agreement may not be used as evidence in any subsequent proceeding of any kind except in which one of the parties alleges a breach of this Agreement.

F.No Disparagement.By entering into this Agreement, I agree that I have not, will not, and will not encourage or induce others to, make, publish or communicate to any person or entity or in any public forum any slanderous, defamatory or disparaging remarks, comments posts or statements concerning the Employer, its subsidiaries, affiliates or shareholders or any of their respective past, present or future directors, officers, employees, agents, shareholders or members, any of their products, services or the Employer's business; any aspect of the Strategic Review, and/or the intent to make one of the two primary businesses a separate, publicly traded company.  Notwithstanding the foregoing, nothing in this Section 3(F) is intended to prohibit, limit or prevent me from providing truthful testimony in a court of law, truthful statements to a government official, regulatory or law enforcement agency, and such testimony or statements shall not be deemed to be a violation of this Section 3(F).

The Employer agrees that it shall instruct in writing the current members of its Executive Committee and Board of Director Members to refrain from making any communication, verbally or written, that disparages, criticizes, or otherwise reflects adversely upon Employee's job performance as an employee of the Employer.

All inquiries to the Employer concerning my employment will be directed to Jacki DeFilippo, Senior Vice President Human Resources, which, in response to any such inquiries, will state that it is the Employer’s policy to only confirm dates of employment and job title and will make no further comments about my employment.

G.Nondisclosure. I acknowledge that I may possess confidential information concerning the operations and personnel of the Employer and I agree that the Employer would be severely damaged if I used or disclosed this information. To prevent this harm, I promise never to use or disclose any such information, provided that it will not be considered a breach of this Agreement if I am compelled to testify in a judicial or administrative proceeding by court order or subpoena. I agree that my nondisclosure obligations I entered by separate agreement during my employment will continue even after the Separation Date.

Pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. 1833(b)), I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a Federal, State, or local government official, or to an attorney, solely for the purpose of reporting or investigating, a violation of law. I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret made in a complaint, or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If I file a lawsuit alleging retaliation by the Employer for reporting a suspected violation of the law, I may disclose the trade secret to my attorney and use the trade secret in the court proceeding, so long as any document containing the trade secret is filed under seal and does not disclose the trade secret, except pursuant to court order. This paragraph will govern to the extent it may conflict with any other provision of this Agreement.

Nothing in this Agreement, or any other agreement, manual policies or procedure of the Employer shall prohibit or restrict me or my counsel from: (i) disclosing information required by law or legal process; (ii) reporting possible violations of federal, state or local law or regulation to any federal, state, or local governmental agency, commission or entity (collectively “Government Agencies”) (iii) filing a charge or complaint with Government Agencies; (iv) making disclosures that are protected under the whistleblower provisions of federal or state law or regulation (collectively the “Whistleblower Statutes”); or (v) initiating communications directly with, responding to any inquiry from, volunteering information to, testifying or otherwise participating in or assisting in any inquiry, investigation or proceeding brought by Government Agencies in connection with (i) through (iv).  I am not required to advise or seek permission from the Employer before engaging in any activity set forth in (i) through (v).  Further, although I understand that I am waiving any right to recover any award from the Employer related to any action or claim, this Agreement does not limit my right to receive an award from Government Agencies for information provided to Government Agencies or pursuant to the Whistleblower Statutes.

To the extent not prohibited by law, in the event that I learn that disclosure is required pursuant to a subpoena, court order, or by operation of law, I shall give written notice to the Employer within five (5) calendar days of receipt thereof. Written notification to the Employer shall be provided to George Callard, Chief Legal Officer, 675 6th Avenue, New York, NY 10011, via hand delivery or email (george.callard@nielsen.com).

H.Compliance With Laws. I agree that I have been properly paid for all time worked; I have not experienced a workplace injury which has not been reported or for which a workers’ compensation claim has not already been filed; I received all leave during my employment required by applicable law; and, to my knowledge, the Employer is and has been in compliance with all laws and regulations and local ordinances.

I.Confidentiality. The parties agree that they will keep any negotiations leading up to this Agreement completely confidential, except that I am able to disclose information to my spouse (if any), accountant or attorney, or as otherwise required by law, and the Employer may disclose information to human resources and payroll to process this Agreement, accountants or attorneys, or as otherwise required by law.

J.Cooperation. I agree to cooperate with the Employer with respect to the prosecution and/or defense of legal claims that arose during my tenure as an employee of the Employer, or which relate to events that occurred during my tenure as an employee of the Employer or to which I have any information.  Such cooperation shall include, but is not limited to, making myself available for interview by the Employer and/or its counsel, reviewing and/or identifying documents, giving testimony and/or testifying at trial. Nothing in this Section 3(j) is intended to or will limit, or impact in any way, the obligation of me to testify honestly and accurately in, or to respond to or comply with any legal or judicial proceedings or requirements.  Unless prohibited by law, the Employer agrees that it will reimburse me at a rate of Three Hundred Dollars and Zero Cents ($300.00) per hour for my cooperation as directed by the Employer, and that it will reimburse me for my reasonable business expenses incurred assisting the Employer in any such matter. I will be required to obtain the Employer's written approval before undertaking any task hereunder, or incurring any reasonable business expense.

K.Public Communications.

The Employer agrees that it shall instruct in writing the current members of its Executive Committee, its current Executive Officers, and its current Board of Director Members to make no statements concerning Employee's departure except statements that are consistent with the content of the press release attached hereto as Exhibit A, and the Employer’s internal communications to its employees regarding Employee's separation of his employment will be consistent with the content of the press release attached hereto as Exhibit A.

Employee acknowledges that he will make no statements to the public or otherwise that are inconsistent with the contents of the press release attached hereto as Exhibit A. I further agree that I will not contract, communicate or collaborate with the media (including social media) or press (including interviews) regarding my employment or my work with the Employer, or my contributions as CFO, until after my Separation Date. Further, I agree to allow the Employer throughout 2020 to review any draft article, interview or post that discusses substantively my employment or work at the Employer before it is published.

Section 4

I acknowledge that I carefully read this Agreement, that I understand its provisions, and before signing this Agreement, the Employer encouraged me to discuss this Agreement with my attorney and that I did so to the extent I deemed appropriate.

Section 5

A.Entire Agreement.This Agreement is the entire Agreement between me and the Employer with respect to any matters referred to in this Agreement. This Agreement supersedes all other agreements I have entered with the Employer, except those relating to non-disclosure of confidential information, non-competition or other restrictive covenants, including but not limited to The Nielsen Company (US) LLC Executive Non-Disclosure, Non-Solicitation, Non-Competition, and Inventions Assignment Agreement; the Plan; the 2018 RSU Grant Agreement; the 2019 RSU Grant Agreement; the PSO Grant Agreement; PRSU CAGR Grant Agreement and the PRSU EPS Grant Agreement. This Agreement may not be modified in any manner except by a writing signed by both me and an authorized Employer official. I acknowledge that the Employer has made no promises to me other than those set forth in this Agreement. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable.

B.Successors. This Agreement binds the heirs, administrators, representatives, executors, successors, and assigns of all bound parties and will inure to the benefit of all parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

C.Interpretation. This Agreement shall be governed by the statutes and common law of the State of New York, excluding its choice of laws, statutes or common law.

D.Severability.  If any court of competent jurisdiction determines that any of the agreements or releases contained herein, or any part thereof, is unenforceable because of the character, duration or scope of such provision, such court shall have the power to sever such provision or modify or reduce the duration or scope of such provision, and, in its reduced form, this Agreement shall then be enforceable to the maximum extent permitted by applicable law.

E. Agreement Knowingly and Voluntarily Executed; Waiting and Revocation Periods. I expressly acknowledge that this Agreement contains a waiver of claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and I have been advised and instructed that I have the right to consult with an attorney and that I should review the terms of this Agreement with counsel of my own selection. I further confirm, warrant and represent:

(a)	I understand that I have 21 days in which to consider the terms of this Agreement, but may sign sooner if I choose to do so;
(b)	I have had the opportunity to review this Agreement with counsel of my own choice;
(c)	I have carefully read the terms of this Agreement and I am fully aware of the Agreement’s contents and legal effects;
(d)

I understand that I may revoke my waiver of age discrimination claims, as described in Section 2(C), up to and including the seventh (7th) day after I have signed this Agreement by notifying George Callard, Chief Legal Officer, 675 6th Avenue, New York, NY 10011, in writing via hand delivery or email (george.callard@nielsen.com), no later than seven (7) days following my execution of this Agreement; and

(e)	I execute this Agreement voluntarily, knowingly, and willingly.

F.Effective Date. This Agreement shall become effective on the eighth (8th) day after I have signed it. If I choose to revoke my waiver of age discrimination claims during the seven (7) day revocation period described in Section 5(E)(d), my revocation will only apply to my release of claims under the Age Discrimination in Employment Act and Older Workers Benefit Protection Act of Section 2(C). All other items contained in the release of claims in Section 2(A) and 2(B) above will remain effective, and I shall only be entitled to a Separation Payment of five hundred dollars ($500).

By their signatures, the Employer and Employee agree to be bound by the foregoing terms of this Agreement.

Dated:

David Anderson

For the Employer:

By:

Its:

Signature:Dated:

Exhibit A

New York, NY — Dec. 23, 2019 — Nielsen (NYSE: NLSN) announced today that Chief Financial Officer David J. Anderson has resigned, effective December 31, 2019.

Nielsen has commenced a search for a new CFO with the assistance of an external search firm.

Chief Executive Officer David Kenny said, “We are full steam ahead in preparing for the separation of our Global Media and Global Connect businesses. As independent companies, Media and Connect will enjoy added flexibility and further strengthen their paths towards a new phase of growth, productivity and industry leadership. Dave Anderson played an important role at Nielsen during a critical time for the company. We appreciate his many contributions."

Mr. Anderson stated, “I am grateful for the opportunity to have served in the Nielsen leadership team and wish my Nielsen colleagues great success as the company moves forward.”

Mr. Kenny added, “I’m confident in the quality and depth of our finance and accounting teams, which will ensure financial reporting continuity until a new CFO is appointed.”